                                                                  EXHIBIT 10(ix)


                LEVERAGED INCENTIVE PLAN (LIP) SPECIFICATIONS


PLAN CONCEPT

The Leveraged Incentive Plan (LIP) provides a three-year intermediate-term cash incentive award for a select group of executives whose actions can positively impact shareholder value. The amount of the Base Award will be based on the greater of Ralston Purina Company Total Shareholder Return or Controllable Earnings; the Peer Group Award will be based on Total Shareholder Return compared to a group of peer companies.

ELIGIBILITY; PERFORMANCE PERIOD

Eligibility for this plan has been limited to certain key executives. Participants must remain employed by the Company throughout a three-year performance period commencing on the date set forth in Attachment #1 to be eligible to receive payment under the Plan. However, pro-rata payments will be made, depending upon Company performance, upon the following events if they occur prior to the end of the full three-year term of the LIP: voluntary termination at age 50 or older, long-term disability, death, discharge determined by the Human Resources Committee of the Board of Directors or its delegee to be related to the sale of a business or business unit, other involuntary termination at any age, or the Company's ceasing to be publicly traded at which time the Plan automatically terminates. No payments would be made, however, in the case of a termination for cause as determined by the Committee.

Pro-rata payments will be based on performance of the Company during the period ending with the event of termination, death or disability of the participant, or termination of the Plan. In the event of a termination of the Plan due to a change in control such as the Nestle merger, pro-rata awards will be made immediately prior to the effective date of the change in control. Pro-rata awards payable upon the occurrence of other events shall be made as soon as practicable after such events.

PERFORMANCE MEASURES

The Plan provides that, in the event the Company enters into an agreement with an independent party to effect a change in control of the Company, the Base Award will be determined by the greater of the Company's Total Shareholder Return (T.S.R.) or estimated Controllable Earnings (C.E.). The Agreement and Plan of Merger entered into by and between the Company, Nestle Holdings and a subsidiary of Nestle Holdings constitutes an agreement to effect a change in control of the Company. While such an agreement is in effect, T.S.R. will be measured by the contract price agreed upon by the Company and the potential acquirer. (In the case of the proposed merger with Nestle, the contract price is $33.50.) However, if the agreement to effect the change in control is terminated and the change in control is not ultimately consummated during the term of the award, in determining whether the Company's Controllable Earnings or T.S.R. is greater, the Company's T.S.R. with respect to awards outstanding on the date the agreement is terminated would revert to a ten-day stock price average measurement methodology described as follows:

      In calculating the beginning and ending stock price under the Plan, the average of the closing price for the ten trading days prior to and including (a) October 1 of the first year of the three-year Plan term and
      (b) September 30 of the last year of the three-year Plan term or, if applicable, the last day of your measurement period, if shorter, will be used.
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LIP Specifications
Page 2


Controllable Earnings is defined as total operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the operating units. The interest cost is calculated on a country-by-country basis using the local country short-term interest rate for the period times the average working capital invested in the particular country. The total interest charge is the sum of individual countries. Average working capital is based on the beginning and ending working capital for the period. Working Capital equals current assets less current liabilities, excluding outside notes payable, current maturities of long-term debt, reserve for contingencies, and inter-company accounts payable.

AWARD OPPORTUNITY - BASE AWARD

A cash award will be made at the end of the three-year (or, in the case of a pro-rata payment, other applicable) period based on the performance measures described above and your specific participation level in the Plan as outlined in Attachment #1. The following methodology will be used in calculating the Base
Award:

      Base Award = (a) x (b), where:

            (a) is the participant's aggregate salary during his or her period of participation in the Plan; and

            (b) is the percent payable under the Plan's Base Award schedule (as set forth on Attachment #1) as a result of T.S.R. or C.E., calculated pursuant to the terms of the Plan and as set forth in these specifications.

ADDITIONAL AWARD OPPORTUNITY - PEER GROUP AWARD

If Ralston Purina Company's Total Shareholder Return performance meets or exceeds the 75th percentile of its performance peer group (the Standard & Poor (S&P) Food Index, as described below) for the three-year term of the Plan or other applicable performance period, an amount equal to the Peer Group Award percentage of your aggregate salary (as set forth on Attachment #1) for the relevant performance period will be deferred for you in Ralston Purina stock equivalents in an account established in your name in the Ralston Purina Equity Option of the Deferred Compensation Plan for Key Employees. Deferrals into the Equity Option will convert to the Prime Rate Option upon the occurrence of certain types of change in control of the Company, including the proposed merger with Nestle. This Peer Group Award, if earned, will be made even if no Base Award is paid because performance measures for the Base Award were not attained.

S&P FOOD INDEX - PEER GROUP

Campbell Soup Company               The Quaker Oats Company
ConAgra Inc.                        Ralston Purina Company
General Mills                       Sara Lee Company
H. J. Heinz                         Unilever
Hershey Foods Corporation           Wm. Wrigley Jr. Company
Kellogg Company

Companies must be in the sample for the entire performance period to be counted. Dividend reinvestment is assumed.

LIP Specifications
Page 3


FORM AND TIMING OF PAYMENT

Any Base Award and Peer Group Award earned will be made on a pro-rata basis immediately prior to the closing of the proposed merger with Nestle. However, in the event the merger fails to occur, or payment is due because of the termination, death, or disability of a participant, Base and Peer Group Awards will be made in accordance with Plan provisions after the close of the three-year performance period or, if applicable, the last day of the applicable measurement period. Base Award payments will be made in cash prior to the closing or can be deferred into any of the options available in the Deferred Compensation Plan for Key Employees, if so elected by Plan participants substantially in advance of the date the amount of the award would be determinable. Deferral into the Plan may also be mandated by the Human Resources Committee to assure compliance with the deductibility provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. There will be no Company match on any deferrals of LIP payments in the Deferred Compensation Plan, including deferrals into the Equity Option.

The Peer Group Award, if any, will be deferred into the Equity Option with no transfer permitted to another fund. However, upon a change in control such as the proposed merger with Nestle, any deferred Ralston Purina stock equivalent accounts would be converted to the Prime Rate Option in the Deferred Compensation Plan for Key Employees. Such converted accounts would then become eligible for transfer to other options within the Deferred Compensation Plan.

OTHER PROVISIONS

The Company reserves the right to terminate the Plan at any time.

The value of awards, to the extent permitted by applicable benefit plans, will be included in annual benefit earnings. If an executive receives an award during the course of a calendar year and terminates employment prior to the end of such calendar year, then for purposes of determining the retirement benefit payable from the Supplemental Retirement Plan (if the executive is an eligible participant), the amount of the full or pro-rated LIP benefit (both Base and
Peer Group Awards, if awarded) would be considered to have been received by the individual during the prior full calendar year worked by that individual and included in benefit earnings for such Supplemental Retirement Plan for that year.
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                                                                    Attachment 1

                    T. E. BLOCK, W. H. SACKETT, F. W. KRUM

                    1998 BASE OPPORTUNITY PAYOUT SCHEDULE

                   1998 BASE AWARD: 50% PARTICIPATION LEVEL



          HIGHER OF EITHER                   FOR PLAN YEAR
                                               10/1/1998
--------------------------------        -----------------------
    T.S.R.         CONTROLLABLE         Plan will pay this % of
                     EARNINGS*                  Salary**
-------------      -------------        -----------------------
17% or Higher      16% or Higher                 50.0%
     16%                15%                      45.0%
     15%                14%                      40.0%
     14%                13%                      35.0%
     13%                12%                      30.0%
     12%                11%                      25.0%
     11%                10%                      22.5%
     10%                 9%                      20.0%
      9%                 8%                      17.5%
      8%                 7%                      15.0%
      7%                 6%                      12.5%
 Less than 7%      Less than 6%                     0%



                     1998 PEER GROUP AWARD: 25% OF SALARY**



* Controllable earnings before special items such as acquisitions or divestitures

** Defined as aggregate salary over the three-year period. Amounts in between those shown above will be calculated using straight-line interpolation.